Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 25, 2005 (September 20, 2005 as to the effects of the restatements discussed in Note 12), relating to the combined financial statements and financial statement schedule of Horizon NR, LLC and Certain Subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs referring to (1) allocations of certain assets and expense items applicable to Horizon and subsidiaries, (2) the bankruptcy filing of the Combined Companies and the fact the combined financial statements do not include any adjustments that might result should the Combined Companies be unable to continue as a going concern and (3) referring to the restatement of the financial statements), relating to the combined financial statements of Horizon NR, LLC and Certain Subsidiaries and of our report dated April 22, 2005 (June 8, 2005 as to the effect of the restatement discussed in Note A to the schedule) on the financial statement schedule (which report includes an explanatory paragraph referring to the restatement of the financial statement schedule), appearing in the Annual Report on Form 10-K/A (Amendment No. 2) of International Coal Group, Inc. for the year ended December 31, 2006, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Louisville, Kentucky

November 15, 2007